                                                             EXHIBIT (a)(1)(vii)

        This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer (as defined below) is made solely by the Offer to Purchase, dated February 7, 2002 and the related Letter of Transmittal, and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Purchaser (as defined below) may in its discretion take such actions as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Georgeson Shareholder Securities Corporation ("Georgeson" or the "Dealer Manager") or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

                      Notice of Offer to Purchase for Cash
                      All of the Outstanding Common Shares

                                       of

                              Pitt-Des Moines, Inc.
                                       at
                              $33.90 Net Per Share

                                       by

                          Ironbridge Acquisition Corp.
                            a wholly owned subsidiary
                                       of

                             Ironbridge Holding LLC

        Ironbridge Acquisition Corp., a Pennsylvania corporation ("Purchaser"), and a wholly owned subsidiary of Ironbridge Holding LLC, a Delaware limited liability company ("Parent"), is offering to purchase all of the issued and outstanding shares of common stock (the "Shares") of Pitt-Des Moines, Inc. (the "Company") at $33.90 per Share, net to the seller in cash, without interest thereon, on the terms and subject to the conditions set forth in the Offer to Purchase dated February 7, 2002 (the "Offer to Purchase") and in the related Letter of Transmittal (which together, as either may be amended or supplemented from time to time, constitute the "Offer"). Tendering shareholders who have Shares registered in their name and who tender directly will not be charged brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Shareholders holding Shares through their broker or bank are urged to consult them as to whether they charge any service fees. Following the Offer, Purchaser intends to effect the Merger described below.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, MARCH 7, 2002, UNLESS THE OFFER IS EXTENDED.

        The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the Expiration Date that number of Shares which constitutes 80% of the Shares outstanding on the date of purchase (the "Minimum Condition"). The Offer is also subject to certain other conditions set forth in the Offer to Purchase. See the Introduction and Sections 1, 11 and 15 of the Offer to Purchase.

        The Offer is being made pursuant to a Merger Agreement, dated as of February 1, 2002 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides that, among other things, Purchaser will make the Offer and that, as promptly as practicable following the consummation of the Offer and the satisfaction or waiver of certain conditions set forth in the Merger Agreement and in accordance with relevant provisions of the Pennsylvania Business Corporation Law of 1988, as amended ("BCL"), Purchaser will merge with and into the Company (the "Merger"). On consummation of the Merger, the Company will continue as the surviving corporation and will be a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by the Company as treasury stock or by any subsidiary of the Company or Parent or Purchaser or any subsidiary of Parent or Purchaser and other than Shares held by shareholders who have properly exercised their dissenters' rights under the BCL) will be converted into the right to receive cash in an amount equal to the price per Share paid pursuant to the Offer, without interest (and less any required withholding taxes). The Merger Agreement and the related Plan of Merger are more fully described in
Section 11 of the Offer to Purchase.

        The Board of Directors of the Company has approved the Offer, has determined that the Offer is fair to, and in the best interests of, the Company's shareholders, and recommends that the Company's shareholders accept the Offer and tender their Shares pursuant to the Offer.

        The Offer is subject to certain conditions set forth in the Offer to Purchase. If any such condition is not satisfied, Purchaser may, subject to certain terms of the Merger Agreement, (a) terminate the Offer and not accept for payment or pay for any such Shares and return all tendered Shares to tendering shareholders or (b) waive all unsatisfied conditions (other than the Minimum Condition) and accept for payment and pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date or (c) extend the Offer and, subject to the right of the shareholders to withdraw Shares until the Expiration Date as set forth below, retain the Shares that have been tendered during the period for which the Offer is extended.

        For purposes of the Offer, Purchaser shall be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Paying Agent (as defined in the Offer to Purchase) of its acceptance of such Shares for payment pursuant to the Offer. In all cases, on the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Paying Agent, which will act as agent for tendering shareholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering shareholders. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Paying Agent of (i) certificates for such Shares (or timely confirmation of a book-entry transfer of such Shares into the Paying Agent's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), (ii) a Letter of Transmittal (or facsimile thereof) properly completed and duly executed with all the required signature guarantees or, in the case of book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), and (iii) any other documents required by the Letter of Transmittal.

       The term "Expiration Date" means 12:00 Midnight, New York City time, on Thursday, March 7, 2002, unless and until Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. The term "Paying Agent" means Mellon Investor Services LLC.

        If the Minimum Condition is satisfied and Purchaser purchases Shares pursuant to the Offer, Purchaser and the Company will be able to effect the Merger without any vote of the Company's shareholders pursuant to the "short-form" merger provisions of Section 1924(b)(1)(ii) of the BCL. In that event, Purchaser intends to effect the Merger immediately following the purchase of Shares in the Offer. Any shareholder who elects not to tender his or her shares in the Offer will have the right to receive $33.90 per Share or to dissent and seek an appraisal under the applicable provisions of the BCL.

        Under no circumstances will interest be paid on the purchase price to be paid for the Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment. No interest will be paid on the consideration to be paid in the Merger to shareholders who fail to tender their Shares pursuant to the Offer, regardless of any delay in effecting the Merger or making such payment.

        Subject to the terms of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission, Purchaser may, under certain circumstances, (i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of and the payment for any Shares by giving oral or written notice of such extension to the Paying Agent and (ii) amend the Offer in any other respect by giving oral or written notice of such amendment to the Paying Agent. Any extension, delay, waiver, amendment or termination of the Offer will be followed as promptly as practicable by a public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw such shareholder's Shares. In no event will the Offer be extended beyond March 29, 2002.

        Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they also may be withdrawn at any time after April 8, 2002, unless theretofore accepted for payment as provided in the Offer to Purchase. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Paying Agent at one of its addresses set forth in the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holders of the Shares, if different from the person who tendered the Shares. If certificates evidencing the Shares to be withdrawn have been delivered or otherwise identified to the Paying Agent, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (as defined in the Offer to Purchase) must be submitted prior to the release of such Shares (except in the case of Shares tendered by an Eligible Institution). In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering shareholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

        The information required to be disclosed by paragraph (d)(l) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

        The Company has provided Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's shareholder lists and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial Share owners.

        The Offer to Purchase and the related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

        Any questions or requests for assistance or for additional copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at Purchaser's expense. Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or any other person

(other than the Dealer Manager, the Paying Agent and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer.

                     The Information Agent for the Offer is:

                                    GEORGESON
                                   SHAREHOLDER
                               COMMUNICATIONS INC.
                               ------------------
                           17 State Street, 10th Floor
                            New York, New York 10004
                 Banks and Brokers Call Collect: (212) 440-9800
                    All Others Call Toll Free: (866) 468-0553

                      The Dealer Manager for the Offer is:

                                    GEORGESON
                                   SHAREHOLDER
                             SECURITIES CORPORATION
                             -----------------------
                           17 State Street, 10th Floor
                            New York, New York 10004
                                 (212) 440-9800
                                 (800) 445-1790

February 7, 2002